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                                   EXHIBIT 11

COMPUTATION OF NET INCOME PER SHARE
(Thousands of Dollars Except Per Share Data)

                                                       1993            1992           1991
- ---------------------------------------------------------------------------------------------
FULLY DILUTED
  Average shares outstanding                         88,716,976     88,106,534     87,441,898
  Options -- treasury stock method                      744,892        812,608        915,248
  Assumed conversion of 6.25% Convertible
     Subordinated Debentures                             84,899         92,406        108,261
- ---------------------------------------------------------------------------------------------
  Average fully diluted shares                       89,546,767     89,011,548     88,465,407
  Income before cumulative effects of changes
     in accounting methods                             $165,227       $144,636       $128,233
  Add 6.25% Convertible Subordinated Debentures
     interest -- net of tax                                  10             12             13
- ---------------------------------------------------------------------------------------------
  Income before cumulative effects of changes
     in accounting methods applicable to fully
     diluted shares                                     165,237        144,648        128,246
  Cumulative effects of changes in accounting
     methods                                                           (81,771)
- ---------------------------------------------------------------------------------------------
  Net income applicable to fully diluted shares        $165,237       $ 62,877       $128,246
  Income per share:
     Income before cumulative effects of
       changes in accounting methods                   $   1.85       $   1.63       $   1.45
     Cumulative effects of changes in
       accounting methods                                                 (.92)
- ---------------------------------------------------------------------------------------------
     Net Income                                        $   1.85       $    .71       $   1.45
=============================================================================================
PRIMARY
  Average shares outstanding                         88,716,976     88,106,534     87,441,898
  Options -- treasury stock method                      718,920        798,421        739,628
- ---------------------------------------------------------------------------------------------
  Average shares and equivalents                     89,435,896     88,904,955     88,181,526
  Income before cumulative effects of changes
     in accounting methods                             $165,227       $144,636       $128,233
  Cumulative effects of changes in accounting
     methods                                                           (81,771)
- ---------------------------------------------------------------------------------------------
  Net income applicable to shares and
     equivalents                                       $165,227       $ 62,865       $128,233
  Income per share:
     Income before cumulative effects of
       changes in accounting methods                   $   1.85       $   1.63       $   1.45
     Cumulative effects of changes in
       accounting methods                                                 (.92)
- ---------------------------------------------------------------------------------------------
     Net income                                        $   1.85       $    .71       $   1.45
=============================================================================================

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